Exhibit 10.29

December 27, 1999


Mr. Joel K. Bedol
10 Lone Pine Lane
Westport, CT 06880

Dear Joel:

     It is with great pleasure that I offer you the position of Vice President - General Counsel for Remington Products Company, L.L.C. As we have discussed, this position is of critical importance to the future of the Remington Products' organization, and provides an excellent match of your capabilities and the Company's needs. In this position you will report to me and be responsible for the Company's overall legal strategy and issues, worldwide. You will also initially be responsible for Human Resources and other functions such as internal security. The terms of the offer are as follows:

1.   Base Salary

     Your annual base salary will be $225,000.

2.   Annual Incentive Award

     You shall be included in the Company's bonus plan for the fiscal year commencing on January 1, 2000 with a target bonus of 60% of your annual base salary. The amount of your actual bonus, including when paid, etc., will be in accordance with all of the provisions of the bonus program.

3.   Sign On Bonus

     Upon acceptance of this offer, you will receive a sign on bonus of $15,000, subject to applicable withholding taxes.

4.   Equity

     You will be included in the Company's Phantom Equity Plan which achieves value based upon increases in the Company's equity. You will receive phantom equity


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under the Plan equal to 0.60% of the total equity to be divided between Time
Based, Performance Based and Super Performance Based Equity. The terms of the Phantom Equity Plan, including how and when paid, is subject to the terms of the Phantom Equity Agreements. An outline of the Phantom Equity Plan is attached.

5.   Medical/Dental

     You will be entitled to participate in the Company's medical and dental benefit programs as per the details attached. In addition, you will be part of the Company's executive medical reimbursement plan which entitles you to up to $2,500 per year in reimbursements for medical/dental plan deductibles, out of coverage expenses and/or 50% of health club membership costs.

6.   Vacation

     You will be entitled to four (4) weeks paid vacation per year.

7.   General Benefits

     You will be entitled to all other plans now available to senior executives of the Company and shall be reimbursed for your reasonable and necessary travel and other expenses incurred in connection with the business of the Company.

8.   Deferred Compensation Plan

     You will be eligible to participate in the Company's Deferred Compensation Plan as outlined in the attached plan. This plan allows deferral of up to 33% of base salary and 100% of any bonus payments.

9.   Retirement 401K Plan

     You will be eligible to participate in the Company's 401K Plan. The Company will match 50% of your contributions up to 5% of base pay as per the plan and applicable legal limits.

10.  Severance

     If your employment is terminated by the Company, without cause in the first year of your employment, you shall be paid a monthly severance payment of 1/12 of your base pay at the time, but not less that $18,750 month for one year. After the first year, should you be terminated without cause, you will receive six (6) months severance at the same level, but not less than $18,750 per month, except any change in control in


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which case you will receive one year of severance. The severance payments, except for change in control, will be reduced by an amount equal to 75% of any compensation you earn during the period you are receiving severance from the Company.

     It is anticipated that the terms of this letter will be incorporated into an Employment Agreement between the Company and you. (Draft attached).

     This offer is contingent upon the successful completion and results of the pre-employment drug test which needs to be scheduled with Sherry Palumbo, Assistant Human Resources Manager at 203-332-9727.

     I am delighted at the prospect of your joining Remington Products. With your leadership Joel, I am confident we can achieve great things and have some fun in the process. Please feel free to call me with any questions you may have.

Best regards,






NDP:dch

Attachments

Agreed to and accepted this ____ day of December, 1999.

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Joel K. Bedol